                                                                  EXHIBIT (5)(d)

                        SUB-INVESTMENT ADVISORY AGREEMENT


         This Sub-Investment Advisory Agreement is made as of the 1st day of January, 1998, by and between National Bank of Commerce, a national banking association (the "Adviser"), and Miller Anderson & Sherrerd, LLP, a Pennsylvania limited liability partnership (the "Sub-Adviser").

         WHEREAS, the Adviser serves as investment adviser of certain portfolios of The Sessions Group, an Ohio business trust and an open-end management investment company (the "Trust"), which has filed a registration statement (the "Registration Statement") under the Investment Company Act of 1940, as amended (the "1940 Act") and the Securities Act of 1933.

         WHEREAS, the Trust is comprised of several separate investment portfolios, five of which currently are advised by the Adviser and are generally known as the "First Market Funds;" and

         WHEREAS, the Adviser desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser experienced in the management of portfolio securities to assist the Adviser in performing services for certain of the First Market Funds, all as now or hereafter may be identified in Schedule A hereto (such existing investment portfolios and any such additional investment portfolios as may be added to Schedule A hereto from time to time are together called the "Funds"); and

         WHEREAS, the Sub-Adviser represents that it has the legal power and authority to perform the services contemplated hereunder without violation of applicable law (including the Investment Advisers Act of 1940), and is engaged in the business of rendering investment advisory services to investment companies and desires to provide such services to the Trust and the Adviser; and

         WHEREAS, the Sub-Adviser is familiar with the investment objectives, policies and restrictions of the Funds and has reviewed the Investment Advisory Agreement dated as of January 1, 1998, between the Adviser and the Trust (the "Adviser Agreement").

         NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

         ss.1. Appointment of the Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to provide a continuous investment program for the Funds, subject to such instructions and supervision as the Adviser may from time to time furnish and further subject to the control and direction of the Trust's Board of Trustees, for the period and on the terms hereinafter set forth. The Sub-Adviser hereby accepts such appointment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Sub-Adviser will provide the services under this Agreement in accordance with the Funds' investment objectives, policies and restrictions as stated in the Funds' most recent Prospectus and Statement of Additional Information and as the same may, from time to time, be supplemented or amended and in resolutions of the Trust's Board of Trustees. The Adviser agrees to furnish the Sub-Adviser copies of all amendments of or supplements to such Prospectus and Statement of Additional Information within three business days of their filing with the United States Securities and Exchange Commission ("SEC"). The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Adviser, the Funds or the Trust in any way.

         ss.2. Sub-Advisory Services. Subject to such instructions and supervision as the Adviser may from time to time furnish, the continuous investment program of the Funds provided by the Sub-Adviser shall include, among other things, investment research and management with respect to all securities, investments and cash equivalents in the Funds. The Sub-Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Funds, the appropriate portion of each Fund's assets to be invested in particular countries or geographic regions, the use of foreign exchange contracts and other foreign currency matters, and the manner in which voting rights, rights to consent to corporate action and other rights pertaining to the Funds' investments should be exercised. The Sub-Adviser will implement such determinations through the placement, in the name of the applicable Fund, of orders for the execution of portfolio transactions with it through such brokers or dealers as it may select.

         In fulfilling its responsibilities hereunder, the Sub-Adviser agrees that it will:

         (a) use the same skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

         (b) conform with all applicable Rules and Regulations of the SEC and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any government authority pertaining to the investment advisory activities of the Sub-Adviser and shall furnish such written reports or other documents substantiating such compliance as the Adviser reasonably may from time to time request;

         (c) place orders pursuant to investment determinations for the Funds either directly with the issuer or with an underwriter, market maker or broker or dealer. In placing orders with brokers and dealers, the Sub-Adviser will use its reasonable best efforts to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation, the Sub-Adviser may, to the extent permitted by law, purchase and sell portfolio securities to and from brokers and dealers who provide brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to or for the benefit of the Funds and/or other accounts over which the Sub-Adviser exercises investment discretion. Subject to the review of the Trust's Board of Trustees from time to time with respect to the extent and continuation of the policy, the Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for effecting a securities transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser with respect to the accounts as to which it exercises investment discretion. In placing orders with brokers and dealers, consistent with applicable laws, rules and regulations, the Sub-Adviser may consider the sale of shares of the Trust. In no instance will portfolio securities be purchased from or sold to the Trust, BISYS Fund Services Limited Partnership, the Adviser, any other sub-investment adviser for the Trust ("other sub-advisers"), or the Sub-Adviser or any affiliate of the foregoing except as may be permitted by the 1940 Act, any rules or regulations thereunder, or an exemption therefrom;

         (d) maintain all necessary or appropriate books and records with respect to the Funds' securities transactions in accordance with all applicable laws, rules and regulations, including but not limited to Section 31(a) of the 1940 Act and will furnish the Trust's Board of Trustees such periodic and special reports as the Board reasonably may request;

         (e) treat confidentially and as proprietary information of the Adviser and the Trust all records and other information relative to the Adviser and the Trust and prior, present, or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except that subject to prompt notification to the Trust and the Adviser, the Sub-Adviser may divulge such information to duly constituted authorities, or when so requested by the Adviser and the Trust, provided, however, that nothing contained herein shall prohibit the Sub-Adviser from complying with applicable laws or regulations or advertising or soliciting the public generally with respect to other products or services, regardless of whether such advertisement or solicitation may include prior, present or potential shareholders of the Fund;

         (f) maintain its policy and practice of conducting its fiduciary functions independently. In making investment recommendations for the Trust, the Sub- Adviser's personnel will not inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Trust's account are customers of the Adviser, other sub-advisers, the Sub-Adviser or of their respective parents, subsidiaries or affiliates. In dealing with such customers, the Sub-Adviser and its parent, subsidiaries, and affiliates will not inquire or take into consideration whether securities of those customers are held by the Trust; and

         (g) render, upon request of the Adviser or the Trust's Board of Trustees, written reports concerning the investment activities of the Funds.

         ss.3. Expenses. During the term of this Agreement, the Sub- Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions and taxes, if any) purchased for the Funds.

         ss.4. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records, if any, which it maintains for the Funds are the property of the Funds and further agrees to surrender promptly to the Adviser or the Trust any such records upon the Adviser's or the Trust's request and that such records shall be available for inspection by the SEC. The Sub-Adviser further agrees to preserve for the periods and at the places prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

         ss.5. Compensation of the Sub-Adviser. In consideration of services rendered pursuant to this Agreement, the Adviser will pay the Sub-Adviser a fee at the annual rate of the value of each Fund's average daily net assets set forth in Schedule A hereto; provided, however, that the Sub-Adviser may from time to time waive some or all of such fees until such time as it notifies the Trust that it has terminated such waiver. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month. If the Sub-Adviser shall serve for less than the whole of any month, the foregoing compensation shall be prorated. For the purpose of determining fees payable to the Sub-Adviser, the value of the Funds' net assets shall be computed at the times and in the manner specified in the Trust's Registration Statement. Notwithstanding anything contained herein to the contrary, the Sub-Adviser shall not be compensated on the basis of a share of capital gains or upon capital appreciation of any Fund or any portion thereof except as may be authorized by applicable law.

         ss.6. Services Not Exclusive. The services of the Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others, including others who may invest in the same securities as the Funds, and to engage in other activities, so long as the services rendered hereunder are not impaired. It is understood that the action taken by the Sub-Adviser under this Agreement may differ from the advice given or the timing or nature of action taken with respect to other clients of the Sub-Adviser, and that a transaction in a specific security may not be accomplished for all clients of the Sub-Adviser at the same time or at the same price.

         ss.7. Use of Names. The Adviser shall not use the name of the Sub-Adviser in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto in writing by the Sub-Adviser; provided, however, that the Sub-Adviser shall approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld. The Sub-Adviser shall not use the name of the Trust, the Fund or the Adviser in any material relating to the Sub-Adviser in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser shall approve all uses of its and the Fund's or the Trust's name which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld.

         ss.8. Liability of the Sub-Adviser; Indemnification. (a) The Sub-Adviser may rely on information believed by it to be accurate and reliable. Neither the Sub-Adviser nor its officers, directors, employees, agents or controlling persons (as defined in the 1940 Act) shall be subject to any liability for any act or omission, error of judgment or mistake of law, or for any loss suffered by the Trust or a Fund, in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of wilful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties or by reason of reckless disregard on the part of the Sub-Adviser of its obligations and duties under this Agreement. Any person, even though also employed by the Sub-Adviser shall be deemed, when acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as an employee or agent of the Sub-Adviser.

         (b) The Adviser agrees to indemnify and hold harmless the Sub-Adviser, and each of its affiliates, agents, directors, officers and employees (each of the foregoing being hereinafter referred to as a "Sub-Adviser Indemnified Person") from and against any and all losses, liabilities, judgments, settlements, claims, damages and expenses whatsoever, including, without limitation, all expenses, including attorneys' fees and disbursements, reasonably incurred in connection with the investigation of, the preparation for, or the defense of any claim, action, investigation or proceeding (collectively, "Losses"), whether or not instituted or resulting in liability and whether or not any Sub-Adviser Indemnified Person is named as a party thereto, as and when incurred by any Sub-Adviser Indemnified Person, arising out of, relating to or incurred in connection with:

         (i) any violation or alleged violation of any law, rule or regulation or any judgment, order or decree caused by any action taken or omitted to be taken by the Adviser or any of its affiliates in connection with the performance by the Adviser of the obligations arising out of this Agreement; and

         (ii) any breach or alleged breach by the Adviser or any of its affiliates of any of their respective obligations, representations, warranties or agreements contained herein.

         (c) The Sub-Adviser agrees to indemnify and hold harmless the Adviser, and each of its affiliates, agents, directors, officers and employees (each of the foregoing being hereinafter referred to as an "Adviser Indemnified Person") from and against any and all Losses, whether or not instituted or resulting in liability and whether or not any Adviser Indemnified Person is named as a party thereto, as and when incurred by any Adviser Indemnified Person, arising out of, relating to or incurred in connection with:

         (i) any violation or alleged violation of any law, rule or regulation or any judgment, order or decree caused by any action taken or omitted to be taken by the Sub-Adviser or any of its affiliates in connection with the performance by the Sub-Adviser of the obligations arising out of this Agreement; and

         (ii) any breach or alleged breach by the Sub-Adviser or any of its affiliates of any of their respective obligations, representations, warranties or agreements contained herein.

(d) Each person entitled to indemnification under Subsections (b) or (c) above (an "indemnified party") shall give prompt notice to each person responsible for indemnifying such indemnified party (an "indemnifying party") of any action commenced against it in respect of which indemnify may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability that it may have otherwise than on account of this Section. An indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for the indemnified parities, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for an Adviser Indemnified Person, such firm shall be designated in writing by the Adviser. In the case of any such separate firm for a Sub-Adviser Indemnified Person, such firm shall be designated in writing by the Sub-Adviser. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Losses by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceedings.

         ss.9. Limitation of Trust's Liability. The Sub-Adviser acknowledges that it has received notice of and accepts the limitations upon the Trust's and the Funds' liability set forth in its Declaration of Trust and under Ohio law. The Sub-Adviser agrees that any of the Trust's obligations shall be limited to the assets of the Funds and that the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of the

Trust nor from any Trustee, officer, employee or agent of the Trust.

         The Sessions Group is a business trust organized under Chapter 1746, Ohio Revised Code and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Sessions Group" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust personally, but bind only the assets of the Trust, as set forth in Section 1746.13(A), Ohio Revised Code, and all persons dealing with any of the Funds of the Trust must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust.

         ss.10. Duration, Renewal, Termination and Amendment. This Agreement will become effective as of the date first written above, provided that it shall have been approved by vote of a majority of the outstanding voting securities of each Fund, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect until January 1, 2000.

         Thereafter, if not terminated, this Agreement shall continue in effect with respect to a Fund for successive periods of one year each ending on December 31st of each year, provided such continuance is specifically approved with respect to a Fund at least annually (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of all votes attributable to the outstanding Shares of that Fund. This Agreement may be terminated as to a Fund at any time, without payment of any penalty, by the Trust's Board of Trustees, by the Adviser, or by a vote of the majority of the outstanding voting securities of that Fund upon, at least 60 days' prior written notice to the Sub-Adviser, or by the Sub-Adviser upon at least 60 days' prior written notice to the Adviser and the Trust's Board of Trustees, or upon such shorter notice as may be mutually agreed upon. This Agreement shall terminate automatically and immediately upon termination of the Adviser Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meaning set forth for such terms in the 1940 Act. This Agreement may be amended at any time by the Adviser and the Sub-Adviser, subject to approval by the Trust's Board of Trustees and by a majority of the Trust's Board of Trustees who are not "interested persons" of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and, if required by the 1940 Act and applicable SEC rules and regulations, a vote of a majority of the applicable Fund's outstanding voting securities.

         ss.11. Confidential Relationship. Any information and advice furnished by either party to this Agreement to the other shall be treated as confidential and shall not be disclosed to third parties except as required by law or by this Agreement.

         ss.12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         ss.13. Miscellaneous. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, provided that nothing herein shall be construed as being inconsistent with the 1940 Act. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all parties.

         ss.14. Potential Conflicts of Interest. (a) Subject to applicable statutes and regulations, it is understood that trustees, officers or agents of the Trust are or may be interested in the Sub-Adviser or its affiliates as directors, officers, employees, agents, shareholders or otherwise, and that the directors, officers, employees, agents or shareholders of the Sub-Adviser or its affiliates may be interested in the Trust, as trustees, officers, agents or otherwise.

         (b) If the Sub-Adviser considers the purchase or sale of securities for a Fund and other advisory clients of the Sub-Adviser at or about the same time, transactions in such securities will be allocated among such Fund and such other clients in a manner deemed fair and reasonable by the Sub-Adviser, subject to any guidelines that may be adopted by the Board of Trustees of the Trust.

         ss.15. Notices. Any communication hereunder shall be in writing and shall be delivered in person or by telex or facsimile (followed by mailing such written communication, air mail postage prepaid, on the date on which such telex or facsimile is sent, to the address set forth below). Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall be made or delivered to that other person at the following relevant address (unless that other person has by fifteen (15) days' notice to the other specified another address):

                  If to the Sub-Adviser:

                           Morgan Stanley Asset Management Inc.
                           1221 Avenue of the Americas
                           New York, New York 10020
                           Attention: General Counsel
                           Telephone No.: (212) 296-7100
                           Facsimile No.: (212) 921-5477
                           Telex No.:     (212) 680-1248

                  If to the Adviser:

                           National Bank of Commerce
                           One Commerce Square
                           Memphis, Tennessee 38150
                           Attention:___________________
                           Telephone No.: (901)_________
                           Facsimile No.: ______________

Communications or documents made or delivered by personal delivery shall be deemed to have been received on the day of such delivery. Communications or documents made or delivered by telex or facsimile shall be deemed to have been received, if by telex, when acknowledged by the addressee's correct answer back code and, if by facsimile, upon production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient; provided that a hard copy of the communication or document so made or delivered by telex or facsimile was posted the same day as the communication or document was made or delivered by electronic means.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


NATIONAL BANK OF COMMERCE           MILLER ANDERSON & SHERRERD, LLP

                                    By Morgan Stanley Asset Man-
                                       agement Holdings, Inc.,
                                       its General Partner

By                                  By
   --------------------------          ----------------------------

Title                               Title
      -----------------------             -------------------------

                                                          Dated: January 1, 1998

                                   SCHEDULE A
                    To the Sub-Investment Advisory Agreement
                      between National Bank of Commerce and
                         Miller Anderson & Sherrerd, LLP

Name of Fund                 COMPENSATION*                  DATE
------------                 -------------                  ----

First Market Value         Annual rate of 0.625% of the     January 1, 1998
Equity Fund                average daily net assets of
                           such Fund up to $20 million,
                           0.50% of the average daily
                           net assets of such Fund from
                           $20 million up to $30 million,
                           and 0.375% of the average
                           daily net assets of such Fund
                           from $30 million to $35 million.
                           If the average daily net assets
                           of such Fund equal or exceed $35
                           million, the annual rate of
                           0.56% of the average daily net
                           assets of such Fund.

First Market Fixed         Annual Rate of 0.50% of the      January 1, 1998
Income Fund                average daily net assets of
                           such Fund up to $25 million
                           and 0.25% of the average
                           daily net assets of such Fund
                           from $25 million to $75 million.
                           If the average daily net assets
                           of such Fund equal or exceed $75
                           million, the annual rate of
                           0.33% of the average daily net
                           assets of such Fund.


MILLER ANDERSON & SHERRERD, LLP              NATIONAL BANK OF COMMERCE
By Morgan Stanley Asset
Management Holdings, Inc., its
General Partner


By                                           By
  -------------------------------              -----------------------------
Title                                        Title
     ----------------------------                 --------------------------


----------
*All fees are computed daily and paid monthly.